Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

4th QUARTER AND YEAR END RESULTS

MARCH 10, 2010

March 10, 2010 — Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank (“the Bank”), announced results for the year and fourth quarter of 2009.

First PacTrust Bancorp reported a net loss of $601 thousand for the fourth quarter compared to a net loss of $1.3 million for the prior year’s quarter. For the year ended December 31, 2009, the Company reported a net loss of $999 thousand compared to a net loss of $529 thousand for the prior year. After preferred dividends, the fourth quarter’s net loss available to common shareholders was $851 thousand or ($0.20) per diluted share, compared to a net loss available to common shareholders of $1.5 million or ($0.35) per diluted share for the prior year’s fourth quarter. For the year, the Company’s net loss available to common shareholders was $2.0 million or ($0.48) per diluted share, compared to a net loss of $638 thousand or ($0.15) per diluted share for the prior year.

The San Diego housing market, aggravated by high unemployment, experienced rising mortgage delinquencies and foreclosures. During 2009, non-performing assets increased $9.6 million to $56.5 million, loan loss provisions increased to $17.3 up from $13.5 million provided for during the prior year and charge-offs were $22.5 million as compared with $1.6 million the prior year. Other real-estate owned, representing two proprieties, increased to $ 5.7 million at December 31, 2009 up from $158 thousand in the prior year.

Hans Ganz, President and Chief Executive Officer stated that “in light of still challenging economic conditions management will remain focused on the timely resolution of non-performing assets. The results for the past two years have shown the Company’s capacity to absorb significant loan losses while maintaining critical capitalization ratios.” At December 31, 2009, the Bank exceeded all regulatory capital requirements of the Office of Thrift Supervision. The Bank’s regulatory capital ratios were core capital 9.2%, tier 1 risk-based capital 12.1% and total risk-based capital 13.1% versus regulatory requirements to be considered well capitalized of 5.0%, 6.0% and 10.0% respectively. Mr. Ganz went on to say that he “expects the fallout from the real-estate crisis to continue to negatively affect operating results in the near term, but is confident in the Company’s ability to navigate these economic times.”

For the quarter and year ended December 31, 2009, net interest income before provision for loan losses was $7.3 million and $28.7 million, respectively, compared to $6.1 million and $22.9 million for the same periods in the prior year. The increases in net interest income before provision for loan losses for the quarter and year ended December 31, 2009 were primarily attributable to increases in the balance of the Company’s interest earning assets and a decline in the Company’s average cost of funds. For the quarter and year ended December 31, 2009, the Company’s average balance of interest earning assets increased $23.4 million and $61.1 million respectively, while the Company’s average cost of funds decreased 108 and 90 basis points, respectively. As a result, the Company’s net interest margin continued to improve, increasing 48 basis points to 3.44% for the quarter ended December 31, 2009 compared to the prior year’s quarter, and increasing 47 basis points to 3.39% for the year ended December 31, 2009 compared to 2008.

For the quarter and year ended December 31, 2009, non-interest expense increased $1.3 million and $2.4 million to $4.7 million and $15.9 million, respectively. This was primarily due to an increase of $299 thousand and $1.2 million in FDIC deposit insurance premiums for the fourth quarter and for the year ended December 31, 2009, respectively. The Company also incurred an increase in loan servicing and foreclosure expenses as a direct result of the increase in real estate owned and non-performing loans activity, as well as a valuation allowance made for other real estate owned assets.

Net loan charge-offs for the fourth quarter totaled $3.0 million compared to $551 thousand for the prior year’s fourth quarter. Net loan charge-offs for the year ended December 31, 2009 totaled $22.5 million compared to $1.5 million for the prior year. The allowance for loan losses as a percentage of loans outstanding was 1.7% at December 31, 2009 compared to 2.3% at December 31, 2008. The decline in the percentage of allowance to loans outstanding was the direct result of charge-offs of specific reserves that had been previously provided on problem loans.

Despite weak loan demand, the Company originated $110.7 million of loans during 2009 composed primarily of one- to four- family residential mortgage loans. Deposit growth was substantial during 2009, as total deposits increased $60.3 million, or 10.1%, to $658.4 million at December 31, 2009 from $598.2 million at December 31, 2008. Strong deposit growth due to the closing of numerous competitors and competitive deposit rates allowed the Company to eliminate brokered deposits and to reduce Federal Home Loan Bank advances by $40.0 million during the year.

Equity decreased $1.2 million to $97.5 million at December 31, 2009 from $98.7 million at December 31, 2008. Equity decreased primarily due to the net loss of $999 thousand, the payment of common stock dividends of $979 thousand, the payment of preferred stock dividends in the amount of $964 thousand, and ESOP forfeitures in the amount of $63 thousand. Equity was increased by an unrealized gain on securities of $1.5 million and an increase of ESOP shares earned of $290 thousand.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$10,993	$11,682	$46,666	$45,896
Total interest expense	3,742	5,623	17,976	23,021

Net interest income	7,251	6,059	28,690	22,875
Provision for loan losses	4,901	6,177	17,296	13,547

Net interest income/(loss) after provision for loan losses	2,350	(118)	11,394	9,328
Noninterest income	468	474	1,813	2,202
Noninterest expense	4,662	3,365	15,901	13,522

Loss before taxes	(1,844)	(3,009)	(2,694)	(1,992)
Income tax benefit	(1,243)	(1,666)	(1,695)	(1,463)

Net loss	$(601)	$(1,343)	$(999)	$(529)
Dividends on preferred stock	$250	$109	$1,003	$109
Net loss available to common shareholders	$(851)	$(1,452)	$(2,002)	$(638)

Loss per share
Basic	$(0.20)	$(0.35)	$(0.48)	$(0.15)

Diluted	$(0.20)	$(0.35)	$(0.48)	$(0.15)

	December 31, 2009	December 31, 2008
	(In thousands)
Selected Financial Condition Data
Total assets	$893,921	$876,520
Cash and cash equivalents	34,596	19,237
Loans receivable, net	748,303	793,045
Real estate owned, net	5,680	158
Securities available-for-sale	52,304	17,565
Deposits	658,432	598,177
Bank owned life insurance investment	17,932	17,565
Advances from Federal Home Loan Bank	135,000	175,000
Shareholders’ equity	97,485	98,723

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2009
Total capital (to risk- weighted assets)	$88,415	13.11%	$53,939	8.00%	$67,424	10.00%
Tier 1 capital (to risk- weighted assets)	81,824	12.14	26,969	4.00	40,454	6.00
Tier 1 (core) capital (to adjusted tangible assets)	81,824	9.18	35,640	4.00	44,550	5.00

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Selected Financial and Capital Ratios (1)
Return on average assets	(0.27)%	(0.63)%	(0.11)%	(0.06)%
Return on average equity	(2.47)	(5.88)	(1.03)	(0.62)
General and administrative expenses to average assets	2.08	1.57	1.78	1.64
Efficiency ratio (2)	60.40	51.51	52.13	53.92
Net interest margin	3.44	2.96	3.39	2.92

	December 31, 2009	December 31, 2008
Allowance for loan losses as % of loans	1.72	2.26
Non-performing assets to total assets (3)	6.32	5.36
Book Value per common share (4)	$18.20	$18.73

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income.
(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.
(4)	Represents total equity divided by total shares outstanding ( including treasury stock ) and excluding unearned ESOP shares, unearned stock awards and preferred stock.